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                                                                  Exhibit (d)(7)
                                    FORM OF

                        COLUMBIA SMALL CAP GROWTH FUND I

                          INVESTMENT ADVISORY CONTRACT

This Agreement is made as of the __ day of March, 2006 between COLUMBIA FUNDS SERIES TRUST I (the "Trust"), on behalf of its COLUMBIA SMALL CAP GROWTH FUND I series (the "Fund") and COLUMBIA MANAGEMENT ADVISORS, LLC (the "Adviser"). The Trust is registered as an open-end investment company pursuant to the Investment Company Act of 1940 (the "Act"). The Adviser is registered as an investment adviser pursuant to the Investment Advisers Act of 1940. This Agreement relates to services to be performed by the Adviser with respect to the Fund.

The parties agree as follows:

1. DUTIES OF ADVISER. The Adviser shall regularly provide the Fund with research, advice, and supervision with respect to investment matters and shall furnish continuously an investment program, recommend what securities shall be purchased or sold and what portion of the Fund's assets shall be held invested or uninvested, subject always to the provisions of the Act and the Fund's Articles of Incorporation and Bylaws, and amendments thereto, which amendments shall be furnished to the Adviser by the Fund. The Adviser shall take any steps necessary or appropriate to carry out its decisions in regard to the foregoing matters and the general conduct of the business of the Fund. The Adviser may take into consideration receipt of research and statistical information and other services rendered to the Fund in the allocation of commissions from portfolio brokerage business.

2. ALLOCATION OF CHARGES AND EXPENSES.

(a) The Adviser shall pay or reimburse the Fund for payments made by the Fund for all executive salaries and executive expenses, office rent of the Fund, ordinary office expenses (other than the expense of clerical services relating to the administration of the Fund), and for any other expenses that, if otherwise borne by the Fund, would cause the Fund to "be deemed to be acting as a distributor of securities of which it is the issuer, other than through an underwriter," pursuant to Rule 12b-1 under the Act. The Adviser shall provide investment advisory, statistical, and research facilities and all clerical services relating to research, statistical, and investment work with respect to the Fund.

(b) The Adviser shall not be required to pay any expenses of the Fund other than those enumerated in this Agreement. The Fund will assume all other costs, including the cost of its custodian, legal, auditing, and accounting expenses, disinterested directors' fees, taxes, and governmental fees, interest, brokers' commissions, transaction expenses, cost of stock certificates, and any other expenses (including clerical expenses) of issue, sale, repurchase, or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, and all expenses of preparing the Fund's registration statement and prospectus, and the cost of printing and delivering to shareholders prospectuses and reports.

3. COMPENSATION OF THE ADVISER. For the services to be rendered, the facilities to be furnished, and the payments to be made by the Adviser, as provided in Sections 1 and 2 hereof, for each calendar month the Fund shall pay to the Adviser a fee as shown in the table below (shown in $MM):

 $    0.0 to $  500.0   0.870%
 $  500.0 to $1,000.0   0.820%
>$1,000.0               0.770%

4. COVENANTS OF THE ADVISER. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Adviser nor any officer,


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director, or employee of the Adviser shall act as a principal. The Adviser covenants that it and its employees will comply with investment restrictions of the Fund's Bylaws applicable to them. If the Adviser or any of its affiliates give any advice to clients concerning the shares of the Fund, it will act solely as investment counsel for the clients and not on behalf of the Fund.

5. LIMITATION ON LIABILITY OF ADVISER. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this agreement relates, except a loss resulting from willful malfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement.

6. DURATION AND TERMINATION OF THIS AGREEMENT.

(a) This Agreement shall remain in force for two years from the date hereof, and it may be continued from year to year thereafter if approved annually by a vote of a majority of the Fund's shareholders or by its Board of Directors and in either case a vote of a majority of the Board of Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be terminated at any time without the payment of any penalty by vote of the Board of Directors of the Fund, by vote of a majority of the outstanding shares of the Fund, or by the Adviser, on 60 days written notice to the other party.

(c) This Agreement shall automatically terminate if it is assigned. The Adviser shall notify the Fund of any change in the officers or directors of the Adviser within a reasonable time after the change. The terms "assignment," "vote of a majority of the outstanding voting securities", and "interested persons" shall have the meanings specified in the Act.


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     IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first written above.

COLUMBIA FUNDS SERIES TRUST I, on behalf of its
COLUMBIA SMALL CAP GROWTH FUND I series




-------------------------------------
Name:  Christopher L. Wilson
      -------------------------------
Title: President
       ------------------------------


COLUMBIA MANAGEMENT ADVISER, LLC


-------------------------------------
Name:  Roger Sayler
      -------------------------------
Title: Managing Director
       ------------------------------

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.